Exhibit 10.86

Maximum Guarantee Agreement

Code of the Agreement:

Guarantor (Party A): Henan Shuncheng Group Coal Coke Co. Ltd.
Address: South Industry Road, Tongye Town, Anyang County, Henan Province. Postal Code:
Legal Representative/Responsible Person: Wang Xinshun
Fax:                                                                                                Tel:

Creditor (Party B): Anyang Branch, Construction Bank of China
Address:                                  Postal Code:
Legal Representative/Responsible Person:
Fax:                                                                                                Tel:

WHEREAS

Party B has continuously granted the Option 5 credit of the following credits to Anyang Yuxin Active Lime Co., Ltd (hereinafter referred to as the “Debtor”) and will sign and/or has signed agreement of loan in RMB, agreement of loan in foreign currency, bank acceptance agreement, agreement of issuing L/C, agreement of issuing Letter of Guarantee and/or other legal documents with the Debtor from to (hereinafter referred to as the “Term for Determining the Creditor's Rights”). All the agreements, agreements and/or other legal documents mentioned hereinabove signed during the Term for Determining the Creditor's Rights are hereinafter referred to as “the Principal Agreement”.

Option 1     Releasing loan in RMB or Foreign Currency;
Option 2     Acceptance of Commercial Draft;
Option 3     Issuing L/C;
Option 4     Issuing Letter of Guarantee;
Option 5     Other mode of granting credit: domestic guarantee;
Party A voluntarily assumes the maximum guarantee liability for the loans of the Debtor under the Principal Agreement (specified hereinabove).

The parties have reached a consensus to conclude this agreement in accordance with relevant laws and regulations and will commit themselves to the terms and conditions as stipulated hereunder.

Article 1  Scope of Guarantee and the Maximum Amount

1.1      The guarantee covers all debts under the Principal Agreement, including but not limited to loan principal, interest (including default interest and compound interest), liquidated damages, compensation, other expenses that shall be repaid to Party B by the Debtor (including but not limited to the procedure fee, telecommunication charges, incidentals and the banking charges relevant to the L/C the Beneficiary reluctant to assume prepaid by Party B), and the expenses attributable to the exercise of guarantee rights and the Creditor’s rights by Party B (including but not limited to litigation fee, arbitration fee, charges for preservation of property, travel expenses, enforcement fee, evaluation fees, charges for auction of property, notarization fees, expenses for service, announcement fee and attorney fee).

1.2      The Maximum Amount guaranteed by this Agreement is RMB 10,000,000 (TEN MILLION YUAN) and shall be decreased correspondingly with the amount that already paid due to that Party A fulfills its guarantee obligation pursuant to this Agreement.

1.3      The scope of guarantee shall remain available to the loans, advances, interest, expenses or any other Creditor’s rights of Party B, notwithstanding the time when the loans, advances, interest, expenses or rights actually incur or rise is not in the Term for Determining the Creditor’s Rights. The expiry date of the term for performance of the debts under the Principal Agreement shall not subject to the expiry date of the Term for Determining the Creditor’s Rights.

Article 2  Mode of Guarantee

The guarantee mode hereof is guarantee with joint and several liabilities.

Article 3  Guarantee Period

3.1      Guarantee period of the Agreement is calculated by giving creditor of the debtor in one sum, that is , from the date of signature of the principal agreement of giving credit to two year after the maturity date of debt under the Agreement and is two years after the maturity date of each debt.

3.2      The Guarantee Period shall be two years as of the expiry date provided in the extension agreement if an extension agreement is reached regarding debt of the Principal Agreement between the Debtor and the Creditor. The Guarantor’s joint and several liabilities for the debts shall remain in force in the extended period without the Guarantor’s prior content.

3.3      The Guarantee Period shall be two years as of the early maturity date of the debts in case Party B announces the early maturity according to the laws and regulations or the Principal Agreement.

Article 4  Independence of the Guarantee Agreement

This Agreement is independent of the Principal Agreement in the validity, in other words, the validity of this Agreement will not be affected in the events that the Principal Agreement is not established or established without effectiveness, or the Principal Agreement is invalid in whole or in part, or the Principal Agreement is cancelled or terminated. Party A shall assume the joint and several liabilities for the debts incurred in the return of property or arising out of the reimbursement of the loss if it has been confirmed that the Principal Agreement is not established or established without effectiveness, or the Principal Agreement is invalid in whole or in part, or the Principal Agreement is cancelled or terminated.

Article 5  Alteration of the Principal Agreement

5.1      Party A hereby agrees to assume the guarantee liability on the Maximum Amount stated in this Agreement in the Scope of Guarantee defined in the Agreement in case of any alteration agreed by to the Principal Agreement (including but not limited to any extension of loan term or any increase of the amount of the loan principal) and any consensus reached between Party B and the Debtor in the Principal Agreement, without the notification of such alternation and consensus in such case.

5.2      The guarantee liability of Party A shall not be relieved in case of any one of the following circumstances:

5.2.1	the restructuring, consolidation, merger, division, increase & decrease of the registered capital, joint venture, consortium and change of name of Party B or the Debtor;

5.2.2	Party B entrusts its obligations under the Principal Agreement to the third party.

5.2.3	the guarantee under this Agreement is to be transferred with the transfer of the Creditor’s rights under the Principal Agreement.

5.2.4
Party A shall assume the joint and several liabilities in accordance with the Agreement notwithstanding the transfer of the Creditor’s rights or the debts under the Principal Agreement has not yet taken effect, or is invalid or such transfer is cancelled or terminated.

Article 6  Guarantee Liability

6.1      Party A shall assume the guarantee liability in the scope of guarantee in case of the maturity of the debt under the Principal Agreement or the infringement of the provisions of the Principal Agreement by the Debtor, or in case that the Debtor fails to repay the debt in due time and in full when Party B announces the early maturity of the debts under the Principal Agreement according to the terms and conditions of the Principal Agreement or the relevant laws and regulations.

Party A shall pay the liquidated damage 0.05% of the overdue amount on a daily basis from the date of expiry to the date when Party A pays up the payable amounts in case that Party A fails to pay the due amounts in full in the term required by Party B. The maximum liability stated in this Agreement shall not be the upper limit of the sum of the guarantee liability Party A assumes and the liquidated damage mentioned hereinabove in this case.

6.2      No matter whether Party B has other surety for the Creditor’s rights under the Principal Agreement (including but not limited to guarantee, mortgage, pledge, Letter of Guarantee and Standby L/C), whether the surety mentioned hereinabove has established, and/or whether the surety has taken effect, and/or whether Party B has claimed its rights against other guarantors, and/or whether the third party agrees to assume the debt in part or in whole under the Principal Agreement, and/or whether the above-mentioned surety is provided by the Debtor itself, the guarantee liability Party A shall undertake under this Agreement shall not be relieved and Party B can directly ask Party A to assume its guarantee liability in the scope of guarantee in accordance with the Agreement, free of any objection from Party A.

6.3      Party A shall hold harmless Party B from and against any damages or losses related to or arising out of the claim of right of subrogation or right of recourse by Party A if the debt under the Principal Agreement can not get a full settlement even after Party A performed its guarantee liability since the maximum guarantee liability defined in this Agreement is less than the amount of the actual debt balance under the Principal Agreement. In addition, Party A agrees that the repayment of the debts under the Principal Agreement shall have priority over the exercise of the right of subrogation or right of recourse.

In other words, prior to the full settlement of the debts of Party B:

6.3.1
Party A agrees not to claim right of subrogation or right of recourse against the Debtor or other guarantors. Party A shall apply the amounts it acquires in case that Party A somehow performs the rights mentioned hereinabove first in the settlement of the outstanding debt.

6.3.2
Party A agrees not to claim its rights on the collateral or the amounts it receives after the disposition of the collateral as a result of its right of subrogation or any other reasons in case that guarantee in rem is also attached to the debt under the Principal Agreement, and in this case the collateral and the amounts mentioned hereinabove will be used to repay the debt balance first;

6.3.3	The amounts Party A receives due to the counter guarantee which the Debtor or other guarantors may provide to Party A shall be first used in the settlement of the overdue debt of Party B.

6.4      Party A shall have a full understanding of Interest Rate Risk (IRR), on this account Party A shall assume the joint and several liabilities on the increased interest, default interest and compound interest as a result of the adjustment of interest rate and the change of the method for calculating or settling the interest made by Party B in accordance with the provisions of the Principal Agreement or in response to the change of national interest policy.

6.5      Party B is entitled to deduct the amounts in RMB or in other currencies from the accounts the Debtor opens in Construction Bank of China’s business system for the settlement of any one due debt in case that the Debtor is indebted to Party B besides the debts under the Principal Agreement, and the deduction will not constitute any relief to the guarantee liability of Party A.

Article 7  Other Obligations of Party A

7.1      Party A is responsible for the supervision of the employment of the loan (including the use of the loan). Party A shall accept the supervision made by Party B on its capital, property and business condition and submit relevant information, documents or materials such as the financial statement as required by Party B and shall promise all documents and materials submitted to Party B are accurate, real, complete and valid. Party A shall not provide the guarantee beyond its guarantee capability to the third party without the prior written consent of Party B;

7.2      In case of the following circumstances: contracting, taking-over, leasing, shareholding system reform, decrease of registered capital, investment, consortium, consolidation, merger, acquisition and reconstruction, division, joint venture with foreign investment (or cooperation), applying for or being applied for restructuring, applying for dissolution, being revoked, applying for or being applied for bankruptcy, change of controlling shareholders or actual controller or transfer of significant asset,  being shut-down, being imposed on huge amount of penalty by relevant authorities,  revocation of Business License, cancellation of registration, being involved in big legal disputes, deteriorating financial situation, or experiencing serious difficulties in its production and operations, inability of legal representatives or major responsible person to perform responsibilities, or incapacitation of legal representatives or major responsible person to assume the guarantee liability, Party A shall notify Party B in a timely manner and be responsible for the commitment, transfer or succession of the guarantee liability under the Agreement as required by Party B or providing new guarantee accepted by Party B for the performance of the Principal Agreement.

7.3      In case of change of business registration items such as name, legal representative or responsible person, domicile, scope of business, registered capital or articles of association, Party A shall give Party B a written notification with relevant materials attached thereto in three business days after the change.

Article 8  Other Clauses

8.1      the deduction of payables

Party B is entitled to deduct the payable amounts in RMB or other currencies owed by Party A under this Agreement from the accounts Party A opens in the business system of Construction Bank of China, without prior notification to Party A. Party A shall assist Party B in handling the procedures of settlement and sale of foreign exchange or procedures of foreign exchange trading if any and shall bear the exchange rate risk.

8.2      Use of Party A’s Information

Party A allows Party B to make inquiries on the credit standing of Party A in relevant authorities or organizations or in the credit database approved by People’s Bank of China and the institutions in charge of credit rating and credit information collection, and also authorizes Party B to provide the credit information of Party A to the credit database approved by People’s Bank of China and the institutions in charge of credit rating and credit information collection. Party A hereby agrees that Party B has the right to use and disclose the information of Party A in a proper manner for business necessity.

8.3      Loan Collection by Announcement

Party B has the right to inform the relevant authorities or organizations of the infringement by Party A and collect the loan by issuing a public notice through the news media.

8.4      Evidentiary Effect of Party B’s Record

In the absence of reliable and conclusive evidence to the contrary, Party B’s accounting record of loan principal, interest, expenses and repayment history, the documents and voucher prepared or preserved by Party B verifying the drawing, repayment and payment of interest by the Debtor and the record or voucher of loan collection by Party B shall be the effective and conclusive evidence of the debt under the Principal Agreement. Unilateral preparation or preservation of the record, data, documents and voucher by Party B shall not be a ground for Party A to raise its objection in this case.

8.5      Retention of Rights

The rights Party B enjoys under this Agreement shall not affect and deny other rights accessible to Party B in accordance with laws, regulations and other agreements. Any tolerance, extension, preferential measure or delay in performing any right under this Agreement shall not be deemed as waiver of the rights and interests under the Agreement nor be considered as permission or approval of any infringement of this Agreement and shall neither affect, preclude and hinder any further exercise thereof or other rights by Party B nor impose any liability or obligation on Party B.

The guarantee liability Party A shall assume under this Agreement shall not be relieved in case Party B refuses to exercise or delays the exercise of any right under the Principal Agreement or Party B has not exhausted the remedies of the Principal Agreement. Nevertheless the guarantee liability of Party A will be relieved correspondingly in case of the debt relief made by Party B.

8.6       Dissolution or Bankruptcy of the Debtor

Party A shall notify Party B of reporting claims upon being informed that the Debtor has filed or been filed for dissolution or bankruptcy proceedings and shall participate in the bankruptcy proceedings in a timely manner for the beforehand exercise of right of recourse. In case Party A fails to exercise the right of recourse in advance after it knows or should know the dissolution or bankruptcy proceedings of the Debtor, Party A shall bear the losses thereof if any.

Notwithstanding the provisions of Clause 5.2 of the Section, in case of a compromise agreement or reorganization plan reached between Party B and the Debtor during the bankruptcy proceedings, the rights Party B enjoys under this Agreement will not be damaged due to the compromise agreement or reorganization plan, nor will the guarantee liability of Party A be relieved. Party A shall not defend against the claim of rights raised by Party B with the provisions of the compromise agreement or reorganization plan. Party B retains the right to ask Party A to pay off the outstanding debt arising from the concession made by Party B to the Debtor in the compromise agreement or reorganization plan.

8.7      Dissolution or Bankruptcy of Party A

In case Party A has filed or been filed for dissolution or bankruptcy, Party B is entitled to participate in the liquidation or bankruptcy proceedings and report claims notwithstanding the debt under the Principal Agreement has not yet matured.

8.8      Party A shall promptly notify Party B in writing of the change in case of Party A changes the postal address or contact information. Any losses caused by delayed notifying shall be borne by Party A.

8.9      Settlement of Disputes

All disputes and argues arising from the performance of this agreement shall be solved through negotiation by the parties; if negotiation fails, the parties agree to adopt the Option One of the following settlement of disputes:

Option 1 Submit the disputes to the court at the domicile of Party B;
Option 2 Submit the disputes to__________Board of Arbitration in accordance with its arbitration rules effective at the time of application. Place of Arbitration__________ The award of the arbitration shall be final and binding upon both parties.
During the lawsuit or arbitration, other provisions in the agreement that may not be affected shall be performed continuously.

8.10    Executing the Agreement

The agreement shall be effective as of the date of signing by legal representatives or authorized representatives of the Parties and sealed by the Parties.

8.11    The Agreement shall be in duplicate.

8.12    Other Provisions

No.

Article 9  Statement & Commitment of Party A

9.1      Party A is fully aware of the business scope and scope of authority;

9.2      Party A has read all clauses of the Agreement and the Principal Agreement and Party B has provided explanation to the clauses as required by Party A. Party A hereto has accurate and correct understanding of the terms and conditions of this Agreement and the Principal Agreement and the legal consequences.

9.3      Party A is legally qualified to be a guarantor and Party A provides the guarantee pursuant to the laws, regulations, rules and the provisions of Party A’s articles of association or corporate document and with the approval of managements and/or authorities. All losses caused by Party A’s unauthorized signing of the Agreement shall be borne by Party A, including but not limited to compensating the losses Party B suffers in full.

9.4      Party A hereby confirms that it has a full understanding of the asset, debt, business, credit standing and creditworthiness of the Debtor, the capacity and authority for the Debtor to execute the Principal Agreement and the terms and conditions of the Principal Agreement.

(No clauses in the signature page)

Party A:

Common Seal:

Legal Representative or
Authorized representative:  /s/ Wang Xinshun

Party B:

Common Seal:

Legal Representative or
Authorized representative (signature): [illegible]

Dated 5th Jan. 2010